      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2002

                                                      REGISTRATION NO. 333-72274
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 4 TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                            FRISBY TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                         62-1411534
    (State or other jurisdiction                            (I.R.S. Employer
  of incorporation or organization)                        Identification No.)

                           3195 CENTRE PARK BOULEVARD
                       WINSTON-SALEM, NORTH CAROLINA 27107
                                 (336) 784-7754
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GREGORY S. FRISBY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            FRISBY TECHNOLOGIES, INC.
                           3195 CENTRE PARK BOULEVARD
                       WINSTON-SALEM, NORTH CAROLINA 27107
                                 (336) 784-7754
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                                 PETER A. ZORN
                      WOMBLE CARLYLE SANDRIDGE & RICE, PLLC

                             ONE WEST FOURTH STREET

                       WINSTON-SALEM, NORTH CAROLINA 27101
                                 (336) 721-3634

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------


                                3,475,111 Shares


                           [FRISBY TECHNOLOGIES LOGO]


                                  Common Stock


--------------------------------------------------------------------------------


     This prospectus is part of a registration statement that covers 3,475,111 shares of our common stock. These shares may be offered and sold from time to time by certain of our stockholders, including certain of our officers and directors. 1,611,805 of the shares are issuable upon the exercise of warrants held by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock, except that we may receive from the selling stockholders payment of the exercise price payable upon exercise of the warrants. We will bear the costs relating to the registration of the common stock, which we estimate to be $35,103.81.


     Our common stock is listed on the SmallCap Market of the NASDAQ Stock Market under the symbol "FRIZ," and on the Boston Stock Exchange under the symbol "FRZ." On May 24, 2002, the last reported sales price of our common stock as reported on the NASDAQ SmallCap Market was $0.96.


     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                          Prospectus dated May__, 2002

                                TABLE OF CONTENTS


THE OFFERING...................................................................3
RISK FACTORS...................................................................4
   We are experiencing losses, and we will require additional financing that we may not be able to obtain.........................................4
   We cannot be sure that our intellectual property, on which we depend heavily, is adequately protected..........................................4
   We cannot be sure that our vendors will be able to meet our needs...........5
   We may not achieve the broad market acceptance necessary to execute our growth strategy.......................................................5
   If we are unable to retain our key personnel, our ability to execute our business strategies may be adversely affected.........................6
   We could face product liability exposure....................................6
   Terrorist attacks and threats or actual war create uncertainty..............6
FRISBY.........................................................................6
WHERE YOU CAN FIND MORE INFORMATION............................................7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................7
FORWARD-LOOKING STATEMENTS.....................................................8
USE OF PROCEEDS................................................................8
SELLING STOCKHOLDERS...........................................................8
PLAN OF DISTRIBUTION..........................................................11
LEGAL MATTERS.................................................................12
EXPERTS.......................................................................12
NOTE REGARDING PROSPECTUS.....................................................12
DISCLOSURES REGARDING INDEMNIFICATION.........................................12

                                  THE OFFERING

Common stock offered ......  3,475,111 shares

Offering price.............  All or part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of the sale.

Risk factors...............  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NASDAQ symbol..............  FRIZ

In this prospectus, the terms the "Company," "Frisby," "we," "our" and "us" refer to Frisby Technologies, Inc. and its subsidiary unless the context suggests otherwise. The term "you" refers to a prospective investor.

                                  RISK FACTORS


         You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before purchasing shares of our common stock. In addition, please read "Forward-Looking Statements" on page 7 of this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus, and "Business -- Additional Factors that may Affect the Company's Business and Future Results" in our most recent Annual Report on Form 10-KSB. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.


WE ARE EXPERIENCING LOSSES, AND WE WILL REQUIRE ADDITIONAL FINANCING THAT WE MAY NOT BE ABLE TO OBTAIN.


         For the years ended December 31, 2000 and 2001, we had net losses of $4,821,288 and $5,184,900, respectively. At March 31, 2002, we had working capital of $1,561,004 and an accumulated deficit of $21,904,492. We sustained losses through fiscal 2001 and utilized cash resources principally to pay for the purchase of material, our acquisition of intellectual properties and selling, marketing and general administrative expenses. In light of our financial condition and operating results, our independent auditors have included in their report on our consolidated financial statements as of and for the year ended December 31, 2001 an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

         We cannot be sure that we will become profitable. We will need to secure additional funding to support our operating plan in fiscal 2002 and beyond. We have not yet obtained firm commitments for any future funding, and we have no assurance that we will be able to obtain additional capital in the future or that the terms of such funding, if available, will be satisfactory. Additional equity financing may result in substantial dilution to our stockholders, including purchasers of the common stock offered hereby. If we do not obtain additional financing, we would be unable to continue our current operating plan after mid-June 2002, which would likely materially and adversely affect our business, financial condition and results of operations.


WE CANNOT BE SURE THAT OUR INTELLECTUAL PROPERTY, ON WHICH WE DEPEND HEAVILY, IS ADEQUATELY PROTECTED.

         Our business depends on the continued validity of the patents that we license and the effectiveness of our licenses to such patents. We have no assurance that any steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation, that any patents or copyrights issued to us or our licensors will not be invalidated, circumvented or challenged, or that the rights granted thereunder will provide a competitive advantage. Claims alleging the invalidity of our patents, even if unfounded, may have a material adverse effect on the commercialization of products or technologies based on such rights. We also rely on unpatented proprietary technology, and we cannot be sure that others may not independently develop the same or similar technology or otherwise obtain access to our proprietary technology. In addition, laws of certain countries in which our products are, or may be developed, manufactured or sold, may not provide our products and intellectual property rights with the same degree of protection as the laws of the United States. Furthermore, we cannot be sure that others will not independently develop technologies similar or superior to our technology and obtain patents, trademarks or copyrights thereon. In such event, we may not be able to license such technologies on reasonable terms, or at all. We have no assurance that third parties will not assert infringement claims in the future. Moreover, litigation may be necessary to enforce our rights under licensed patents, copyrights and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation, regardless of the outcome, could result in substantial cost and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

         In addition to patent protection, we seek to protect our proprietary information through confidentiality and non-competition agreements with our employees, directors, licensee/customers, strategic partners, consultants, advisors and collaborators. We cannot be assured that such agreements will not be breached, that we will have adequate remedies for any such breach or that our proprietary information will not otherwise become known to, or be independently developed by, our competitors.

         We cannot be assured that our registered or unregistered trademarks do not infringe upon the rights of third parties or that third parties will not assert claims of infringement. The cost to defend such claims or the requirement to change any trademark (which would result in the loss of any goodwill associated with that trademark) could entail significant expense and have a material adverse effect on our business, financial condition and results of operations.

WE CANNOT BE SURE THAT OUR VENDORS WILL BE ABLE TO MEET OUR NEEDS.

         As of the date of this prospectus, we rely upon: four sources of foam -- one in the United States, one in Europe and two in the Asian-Pacific region; one strategic partner for nonwovens; and two principal suppliers in the United States of the core, unencapsulated phase change materials (PCMs) required for the manufacture of Thermasorb(R) additives. If our foam or nonwoven suppliers are not able to meet our demands, or if we encounter an unanticipated interruption of supply of PCMs, we may not be able to satisfy scheduled customer orders, anticipated requests and other potential sales opportunities. If this were to occur, one or more of our customers may terminate their relationship with us and our revenues may suffer. In addition, a significant price increase in our core materials would have an adverse effect on our cost of sales and, as a result, our results of operations.

         As of the date of this prospectus, all of our Thermasorb(R) additives are manufactured to specifications we provide to 3M, with which we have entered into an arrangement that provides firm, fixed pricing for all of our anticipated microcapsule production requirements. If, for any reason, 3M is unable or unwilling to continue to supply microencapsulated materials under the present arrangement and we are unable to establish an alternate source or sources of supply under similar terms, then we could experience cost increases, a deterioration of services from our suppliers, or interruptions, delays or a reduction in supply that may cause us to fail to meet delivery schedules to our licensees/customers. If this were to occur one or more of our licensees/customers may terminate their relationship with us and our revenues may suffer.

WE MAY NOT ACHIEVE THE BROAD MARKET ACCEPTANCE NECESSARY TO EXECUTE OUR GROWTH STRATEGY.

         Our strategy is to achieve and capitalize upon brand recognition of our thermal management technologies in high visibility markets. Our strategy assumes that our licensee/customers will regard the use of our thermal management technologies in their products as providing enhanced value. Additionally, our strategy is based upon certain assumptions regarding:

         o        consumer/customer demand for, and acceptance of our products;

         o the price at which we believe we will be able to sell our products;

         o the timing of introductions of products featuring our thermal products;

         o the size of the thermal management products market (for consumer products and industrial products);

         o        our anticipated share of these markets; and

         o the time factors involved in concluding satisfactory license agreements with licensee/customers.

         To date, our products have been sold primarily in the consumer marketplace. We have no assurance that we will be able to increase market acceptance for our products in the consumer marketplace or that we will be able to achieve or maintain market acceptance in the industrial marketplace. Our targeted strategic partner base may not change the established thermal management technologies incorporated in their products and may not make the necessary investment to purchase our products.

IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL, OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGIES MAY BE ADVERSELY AFFECTED.

         Our success will continue to depend on the continued services of our executive officers and a limited number of other senior management and technical personnel. Only Gregory S. Frisby, our Chairman and Chief Executive Officer, is under an employment agreement with us. If we were to lose the services of any of these individuals, we may not be able to secure a suitable replacement in a timely manner, or at all. In any event, we would be forced to divert substantial financial resources and management attention to attempting to identify, attract and recruit a replacement, all of which may delay or otherwise adversely impact our ability to execute our business strategies.

WE COULD FACE PRODUCT LIABILITY EXPOSURE.

         The development, testing, manufacturing, marketing and sale of our products involve risks of allegations of product liability. While no product liability claims have been made against us to date, if such claims were made and adverse judgments obtained, whether directly against us or against one of our strategic partners in connection with an end-use product incorporating our products, such claims could have a material adverse effect on our business, financial condition and results of operations. We presently maintain product liability insurance in the amount of $1,000,000 per claim with an annual aggregate limit of $2,000,000. In addition, we presently maintain umbrella product liability insurance coverage in the amount of $9,000,000 per claim with an annual aggregate limit of $9,000,000. We have no assurance that such coverage is, or any new coverage will be, adequate or will continue to be available at an acceptable cost, if at all. A product liability claim, product recall or other claim with respect to uninsured liabilities or in excess of insurance coverage could have a material adverse effect on our business, operating results and financial condition. We may seek to increase our insurance coverage in the future, although we have no assurance that such increased coverage will be available from insurers or, if available, at acceptable terms.

TERRORIST ATTACKS AND THREATS OR ACTUAL WAR CREATE UNCERTAINTY.

         Terrorist attacks in the United States on September 11, 2001, as well as subsequent events occurring in response or connection to them, including, without limitation, future terrorist attacks against United States targets, rumors or threats of war, actual war or conflicts involving the United States or its allies or military or trade disruptions impacting our suppliers may adversely impact our business, among other things, causing delays or losses in our required supply or decreased sales of products into which our materials are incorporated or our end products. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They also could result in or lengthen economic recession in the U.S. or abroad. Any of these occurrences may have a significant impact on our business, financial condition and results of operations and may result in the volatility of the market price for our common stock and on the future price of our common stock.

                                     FRISBY

         Frisby Technologies, Inc. is a developer and marketer of innovative branded thermal management products for use in a broad range of consumer and industrial products. Our patented, branded products - COMFORTEMP(R) insulating and cooling materials and Thermasorb(R) thermal additives - provide thermal management benefits in both hot and cold environments. Our current products are used in such end-products as gloves, boots, athletic footwear, fashion apparel, performance outerwear and home furnishings. In addition, as of the date of this prospectus, we are seeking to identify further applications with potential licensees/customers in the fields of medical devices, temperature-controlled packaging and automotive interiors.

         Our products were initially incorporated in end-use applications in 1997. Our careful selection of the markets in which our products can be best utilized and most effective and of our initial partners in those markets that help foster increased brand awareness and create a positive associative effect for our products has enabled us to increase our revenues. We believe that, by continuing to establish and strengthen relationships with market leaders and to promote the visibility of our applications in their end-use products

(e.g., via a hang tag, sew-on label or screen printed logo), COMFORTEMP(R) will become "the product of choice" in many thermal management applications.

         We believe that by continuing to expand the end-use applications into which our products can be incorporated, we will achieve sales penetration into a wider range of new product categories and industries in addition to increasing sales penetration with our existing licensees and customers, enabling us to achieve revenue growth. In addition, we believe that we can achieve a significant increase in profit margins on product sales by expanding the number of end-use products that we source directly and by reducing our supply costs.

         We were incorporated in North Carolina in November 1989 and reincorporated in Delaware in March 1998. Our principal executive offices are at 3195 Centre Park Boulevard, Winston-Salem, North Carolina 27107, and our telephone number is (336) 784-7754.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

         The registration statement we have filed with the SEC utilizes the "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:

         o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001; and


         o Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002; and


         o The description of our common stock on Form 8-A under the Exchange Act as filed with the SEC on March 31, 1998.

         You may request a copy of these filings, at no cost to you, by writing or telephoning Frisby Technologies, Inc., 3195 Centre Park Boulevard, Winston-Salem, North Carolina 27107 (telephone 336-784-7754).

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we have incorporated by reference contain forward-looking statements within meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business, our future results of operations, certain pending litigation and market conditions in our industry. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

         o        the need for further development of our products and markets;

         o        the development of alternative technology by third parties;

         o        the uncertainty of the future economic environment;

         o the uncertainty of market acceptance and demand for our products in the future; and

         o other risk factors set forth under "Risk Factors" in this prospectus.

In addition, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Frisby, our business or our management, are intended to identify forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents we have incorporated by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock, except that certain of the shares of common stock to be sold hereunder are issuable upon the exercise of warrants and we may receive from the selling stockholders payment of the exercise price for such warrants. We will pay the costs relating to the registration of these shares, which we estimate to be $35,103.81.

                              SELLING STOCKHOLDERS

     The shares being offered by the selling stockholders were acquired in connection with various private placements. The following table sets forth, for each selling stockholder, the amount of Frisby common stock beneficially owned (including shares issuable upon the exercise of warrants), the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Except as indicated in the footnotes to this table, none of the selling stockholders has had any position, office or other relationship material to Frisby with Frisby or any of its affiliates within the past three years.

                                                                               SHARES TO BE            PERCENTAGE
                                                   SHARES       SHARES      BENEFICIALLY OWNED    BENEFICIAL OWNERSHIP
                                                BENEFICIALLY    OFFERED      AFTER COMPLETION     AFTER COMPLETION OF
 NAME                                             OWNED (1)     HEREBY     OF THIS OFFERING (1)     THIS OFFERING (1)
 ----                                           ------------   ---------   --------------------   --------------------
 MUSI Investments S.A. (2)                        2,587,623      137,500         2,450,123               25.65
 AllFirst Company as Custodian For
   Hogan & Hartson Partners
   Retirement Plan for the Benefit of
   Jean S. Moore (3)                                450,000       90,000           360,000                3.96
 Southern Spear, Inc. (4)                           250,000      250,000              0                    0
 Duncan R. Russell (5)                              258,711       75,000           181,211                2.02
 Hanes Family Partnership (6)                       155,000      155,000              0                    0
 R. Allen Blake (7)                                 100,000      100,000              0                    0
 Schoeller Textil AG (8)                            125,000       25,000           100,000                1.12
 Jean S. Moore (9)                                  144,500       10,000           134,500                1.51
 Bennett Boskey (10)                                120,000       50,000            70,000                 *
 Sara N. Crowder (10)                                54,000       50,000             4,000                 *
 David A. Hudgins (10)                               50,000       50,000              0                    0
 T. Kevin Toomey (10)                                51,000       50,000             1,000                 *
 Stephen E. Marano (10)                              63,500       50,000            13,500                 *
 Pittsburgh Plastics Manufacturing, Inc. (11)        50,000       25,000            25,000                 *
 Thomas E. O'Shea (10)                               56,900       50,000             6,900                 *
 Michael N. McKee (12)                               25,000       25,000              0                    0
 Susan L. Peterson (12)                              25,000       25,000              0                    0
 Earl F. Slick (12)                                  25,000       25,000              0                    0
 Thomas D. Douglas III (13)                          20,000       20,000              0                    0
 Womble Carlyle Sandridge & Rice, PLLC (14)          26,044       20,499             5,545                 *
 Gregory S. Frisby (15)                           2,446,918       50,000         2,396,918               26.96
 Jeffry D. Frisby (16)                            1,201,643       25,000         1,176,643               13.25
 Finpart International S.A. (17)                  1,516,327    1,166,327           350,000                3.95
 Spyder Active Sports, Inc. (18)                     82,730       82,730              0                    0
 DAMAD Holding AG (19)                              520,833      520,833              0                    0
 Bluwat AG (20)                                     347,222      347,222              0                    0

  *less than one percent


(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are convertible or exercisable currently or within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the security holders named in the table have sole voting and investment power with respect to the shares set forth opposite each security holder's name. Percentage beneficial ownership is based on 8,866,067 shares outstanding as of May 27, 2002.


(2) Includes 687,500 shares issuable upon the exercise of warrants, of which 137,500 are offered hereby.

(3) Includes 225,000 shares issuable upon the exercise of warrants, of which 45,000 shares are offered hereby.

(4) Includes 125,000 shares issuable upon the exercise of warrants held by Southern Spear, all of which are offered hereby. The power to vote and dispose of these shares is held by Roane Cross, President. Southern Spear, Inc. is a wholly owned subsidiary of DAMAD Holding AG.


(5) Includes 37,500 shares issuable upon the exercise of warrants, all of which are offered hereby, and 182,500 shares issuable upon the exercise of stock options. Mr. Russell has served as President and Chief Operating Officer and a member of the Board of Directors of Frisby since June 2000. He had previously served as Vice President of Sales and Marketing of the Company from April 1999 until June 2000 and as Director of Global Brand Strategy from December 1998 until April 1999.


(6) Includes 77,500 shares issuable upon the exercise of warrants, all of which are offered hereby. The power to vote and dispose of these shares is held by the investment managers of Salem Investment Counselors, William R. Watson, Robert T. Beach and David B. Rea.

(7) Includes 50,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(8) Includes 62,500 shares issuable upon the exercise of warrants, of which 12,500 shares are offered hereby. The power to vote and dispose of these shares is held by Franz Albers, Chief Executive Officer.

(9) Includes 25,000 shares issuable upon the exercise of warrants, of which 5,000 shares are offered hereby. Does not include shares held by AllFirst Company as Custodian For Hogan & Hartson Partners Retirement Plan for the Benefit of Jean S. Moore.

(10) Includes 25,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(11) Includes 25,000 shares issuable upon the exercise of warrants, of which 12,500 are offered hereby. The power to vote and dispose of these shares is held by James Zona, President. Pittsburgh Plastics Manufacturing, Inc. is a supplier of gels and gel-based footwear components to the Company as well as a licensed producer and marketer of gels and insoles.

(12) Includes 12,500 shares issuable upon the exercise of warrants, all of which are offered hereby.

(13) Includes 10,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(14) Includes 6,250 shares issuable upon the exercise of warrants, all of which are offered hereby. The power to vote and dispose of these shares is held by Womble Carlyle Sandridge & Rice's seven-member Firm Management Committee, acting by majority. Constitution of the Firm Management Committee is subject to change annually.

(15) Includes 25,000 shares issuable upon the exercise of warrants, all of which are offered hereby. Includes 1,176,643 shares of the Company's Common Stock owned of record by Jeffry D. Frisby with respect to which Gregory S. Frisby has been granted voting rights but no dispositive power pursuant to a Stockholders Agreement between Gregory S. Frisby and Jeffry D. Frisby. Also includes 1,234,143 shares of Common Stock owned of record by Mr. Gregory S. Frisby and 11,132 shares held by Mr. Frisby through the Company's 401(k) plan. Gregory S. Frisby has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1989 and is the brother of Jeffry D. Frisby.

(16) Includes 12,500 shares issuable upon the exercise of warrants, all of which are offered hereby. Includes 1,176,643 shares of the Company's Common Stock owned of record by Jeffry D. Frisby with respect to which Gregory S. Frisby has been granted voting rights but no dispositive power pursuant to a Stockholders Agreement between Gregory S. Frisby and Jeffry D. Frisby. Jeffry D. Frisby is a director of the Company and the brother of Gregory S. Frisby.

(17) The power to vote and dispose of the shares held by Finpart International is held by Gianluigi Facchini, Managing Director. In connection with Finpart International's acquisition of the shares, the Company, MUSI, Finpart International, Jeffry D. Frisby and Gregory S. Frisby entered into a Third

     Amended and Restated Stockholders Agreement pursuant to which Finpart International was granted the right to designate one nominee to the Company's Board of Directors.

(18) The power to vote and dispose of the shares held by Spyder Active Sports is held by Todd Stockbauer, Chief Financial Officer. The Company is party to a market agreement with Spyder Active Sports.

(19) Includes 520,833 shares issuable upon the exercise of warrants, all of which are offered hereby. Excludes 125,000 shares issuable upon the exercise of warrants held by Southern Spear, a subsidiary of DAMAD Holding, and 125,000 shares of common stock held by Southern Spear. The power to vote and dispose of the shares held by DAMAD Holding is held by Daniel Guggenheim, Vice Chairman.

(20) Includes 347,222 shares issuable upon the exercise of warrants, all of which are offered hereby. The power to vote and dispose of the shares held by Bluwat is held by Dr. Richard E. Blum, Chairman.

                              PLAN OF DISTRIBUTION

         Frisby is registering the shares covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. Frisby will pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

         The selling stockholders may sell the shares on NASDAQ or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

         o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

         o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

         o enter into transactions involving short sales of the shares by broker-dealers;

         o sell shares short themselves and redeliver such shares to close out their short positions;

         o enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

         o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, or the 1933 Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling stockholders qualify as "underwriters" they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

         In addition to selling their shares under this prospectus, the selling stockholders may:

         o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

         o transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

         o sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

         No professional underwriter in its capacity as such will be acting for the selling stockholders.

                                  LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina.

                                     EXPERTS

         The consolidated financial statements of Frisby Technologies, Inc. at December 31, 2001 and for each of the two years in the period ended December 31, 2001, appearing in Frisby Technologies, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                            NOTE REGARDING PROSPECTUS

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                      DISCLOSURES REGARDING INDEMNIFICATION

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he or she acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         Frisby's Certificate of Incorporation provides that, to the greatest extent permitted by the provisions of Section 145 of the General Corporation Law of Delaware, Frisby shall indemnify any and all persons whom it shall have power to indemnify under said section against any and all of the expenses, liabilities, or other matters referred to in or covered by such law. The indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         The Bylaws of Frisby provide for indemnification of officers and directors of Frisby to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of Frisby, providing such officer's or director's acts were not committed in bad faith. The Bylaws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director. Frisby maintains a policy of directors' and officers' liability insurance that insures Frisby's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling Frisby pursuant to the foregoing provisions, Frisby has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

                                                            Amount to Be Paid by
                                                                 Registrant
                                                                 ----------

SEC registration fee......................................       $ 1,103.81
Legal fees and expenses...................................        20,000.00
Accounting fees and expenses..............................        12,000.00
Miscellaneous.............................................         2,000.00
                                                                 ----------

Total.....................................................       $35,103.81
                                                                 ==========

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         The By-Laws of the Registrant provide for indemnification of officers and directors of the Registrant to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of the Registrant, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. The Registrant maintains a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstance.

         In accordance with Delaware law, the Registrant's Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for breach of a director's fiduciary duty of loyalty to the Registrant or to its stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither the Registrant nor stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

ITEM 16. EXHIBITS

         The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B:

Exhibit Number    Description of Exhibit
--------------    ----------------------

      4.1         Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4.1 to the Company's Amendment No. 2 to Registration Statement on Form SB-2 dated March 30, 1998).

      4.2 Second Amendment to Loan Agreement dated January 15, 2001 between the Company and Bank of America, N.A. (incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

      4.3 Letter Agreement dated January 12, 2001 between MUSI and the Company and related Convertible Promissory Note (incorporated by reference to Exhibit 4.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001).

      4.4 Loan Agreement dated May 14, 2001 between MUSI and the Company (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                  2001).

      4.5 Convertible Promissory Note of the Company dated May 14, 2001 in the original principal amount of $1,500,000 payable to MUSI (incorporated by reference to Exhibit 4.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                  2001).

      4.6 Amendment to Convertible Promissory Note dated May 14, 2001 dated November 19, 2001.*

      4.7 Security Agreement dated May 14, 2001 between MUSI and the Company (incorporated by reference to Exhibit 4.3 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001).

      4.8 Loan Agreement between DAMAD Holding AG and the Company effective January 10, 2002.*

      4.9 Promissory Note in the amount of $750,000 made by the Company payable to DAMAD Holding AG effective January 10, 2002.*

      4.10 Security Agreement between the Company and DAMAD Holding AG effective January 10, 2002.*

      4.11 Stock Purchase Warrant issued to DAMAD Holding AG effective January 10, 2002.*

      4.12 Registration Rights Agreement between the Company and DAMAD Holding AG dated January 23, 2002.*

Exhibit Number    Description of Exhibit
--------------    ----------------------

      4.13 Loan Agreement between Bluwat AG and the Company effective January 10, 2002.*

      4.14 Promissory Note in the amount of $500,000 made by the Company payable to Bluwat AG effective January 10, 2002.*

      4.15 Security Agreement between the Company and Bluwat AG effective January 10, 2002.*

      4.16        Stock Purchase Warrant issued to Bluwat AG effective
                  January 10, 2002.*

      4.17 Registration Rights Agreement between the Company and Bluwat AG dated January 23, 2002.*

      5           Opinion of Womble Carlyle Sandridge & Rice, PLLC.*

      23.1        Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
                  Exhibit 5).

      23.2        Consent of Ernst & Young LLP.

      24          Power of Attorney*

----------------------
*previously filed

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, North Carolina, on May 30, 2002.


                                                FRISBY TECHNOLOGIES, INC.

                                                By: /s/ Gregory S. Frisby
                                                    ----------------------------
                                                    Gregory S. Frisby
                                                    Chairman of the Board
                                                    and Chief Executive Officer.


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on May 30, 2002.


/s/ Gregory S. Frisby            Chairman of the Board and Chief Executive
------------------------------   Officer (Principal Executive Officer)
Gregory S. Frisby

/s/ Duncan R. Russell*           President and Chief Operating Officer; Director
------------------------------
Duncan R. Russell

/s/ John L. Ruggiero*            Chief Financial Officer and Treasurer
------------------------------   (Principal Financial and Accounting Officer)
John L. Ruggiero

/s/ Jeffry D. Frisby*            Director
------------------------------
Jeffry D. Frisby

                                 Director
------------------------------
Carlo Tunioli

/s/ Alexander Rosenzweig*        Director
------------------------------
Alexander Rosenzweig

/s/ Robert C. Grayson*           Director
------------------------------
Robert C. Grayson

                                 Director
------------------------------
Robert Gregory


*By: /s/ Gregory S. Frisby
         ---------------------
         Gregory S. Frisby
         Attorney-in-Fact